BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

Attachment 23 to CVM Instruction Nº 481/2009

PUBLIC REQUEST FOR A POWER OF ATTORNEY

For the Ordinary and Extraordinary General Shareholders Meeting to be held on April 26, 2018, at 11:00 a.m. (“General Meeting”), at the Company´s head office located at Rua Jorge Tzachel, N° 475, Bairro Fazenda, City of Itajaí, Santa Catarina state.

1. Provide the name of the company

BRF S.A. (“Company”).

2. Provide information on the subjects for which the powers of attorney are being requested

The powers of attorney are requested to vote on all the subjects listed in the Agenda of the General Meeting, published through the Summons, dated March 5, 2018, which are:

I – At the Ordinary General Meeting:

(i)            To examine, discuss and vote on the Management Report, the Financial Statements and other documents related to the financial year ending on December 31, 2017;

(ii)           To set the global remuneration of the members of the Board of Directors and Executive Management for the 2018 financial year;

(iii)          To elect the members of the Fiscal Council; and

(iv)          To set the global remuneration of the members of the Fiscal Council for the 2018 financial year.

II – At the Extraordinary General Meeting:

(i) As requested by the shareholders Caixa de Previdência dos Funcionários do Banco do Brasil – Previ e Fundação Petrobras de Seguridade Social – Petros: (a) removal of all members of the Board of Directors; (b) approval of the number of 10 members to compose the Board of Directors; (c) election of new members to fill the positions on the Board of Directors; and (d) election of the Chairman and Vice-Chairman of the Board of Directors;

(ii) Amend Article 30, § 3, of the Company´s Bylaws, as to provide that the meetings of the Fiscal Council are held periodically, in terms of the Internal Rules of the body; and

(iii) Consolidate the Company´s Bylaws.

3. Identify the individuals or corporate entities that promoted, organized or defrayed the cost of the public request for a power of attorney, if only partially, stating:

a. Name and address.

Management of the Company.

b. How long they have been shareholders in the company

Not applicable.

c. Number and percentage of shares for each type and class in their ownership.

Not applicable.

d. Number of shares taken on loan.

Not applicable.

e. Total exposure in derivatives benchmarked to shares of the Company.

Not applicable.

f. Corporate, business or family relations existing or maintained during the past 3 years with the company or with parties related to the company, as defined in the accounting laws related to this matter.

Not applicable.

4. State whether any of the persons listed under item 3, as well as any their controlling shareholders, subsidiaries, affiliates or associated companies have a special interest in the approval of the matters for which the power of attorney is being requested, describing in detail the nature and extent of any such interest.

Not applicable.

5. State the estimated cost of the request for the power of attorney.

The Company estimates the cost for this public request for a power of attorney will be approximately R$ 10,000.00 (ten thousand Reais), considering the costs of any publications of this Public Request for a Power of Attorney.

6. State whether:

(a) the company has funded the request for a power of attorney; or

(b) the parties presenting it will seek the reimbursement of such costs from the company.

The Company will fund all the expenses pertaining to this request for a power of attorney.

7. State:

a.    The address to which this power of attorney should be sent following signature; or

The powers of attorney, in the form of the draft which is the subject of Attachment 1 to this document, must be completed, initialed and signed and then sent to the following postal address: Rua Hungria, 1.400 – 5th floor, Zip Code 01455-000, Jardim Europa, São Paulo (SP), care of the Corporate Governance area, in the period between March 06, 2018 and April 20, 2018, from 08:00 a.m. to 06:00 p.m.

The shareholders must present, together with the original of the power of attorney, notarized copies of the following documents:

a) Individual Shareholders: (i) identification document with photograph; and (ii) a statement containing the respective shareholding, issued by the financial institution responsible for custody;

b) Corporate Shareholders: (i) latest corporate bylaws or consolidated articles of association and corporate documentation granting powers of representation (i.e. minutes of the election of the directors); (ii) identification document of the legal representative(s) with photograph; and (iii) statement containing the respective shareholding, issued by the financial institution responsible for custody;

c) Investment Fund Shareholder: (i) the latest consolidated regulations of the  fund; (ii) bylaws or articles of incorporation of the administrator or manager, as is the case, with the fund´s voting policy and corporate documents that prove the powers of representation (minutes of the election of directors, term(s) of office and/or power of attorney); (iii) identification document of the legal  representative(s) of the fund administrator or manager with photo; and (iv) statement containing the respective shareholder stake, issued by the custodian financial institution;

d) Foreign Shareholders: Foreign shareholders must present the same documents as the Brazilian shareholders, although the corporate documents of the legal entity and the power of attorney must have a sworn translation, not being necessary its notarization and consularization.

The powers of attorney must also present a notarization of the signature of the original shareholder or his/her legal representative.

b. Should the company accept powers of attorney by e-mail, the instructions for the granting of the power of attorney

Not Applicable.

APPENDIX I – DRAFT OF POWER OF ATTORNEY

POWER OF ATTORNEY

Through this private deed, the shareholder identified below (“Grantor”), in the capacity of shareholder of BRF S.A., a publicly-held company enrolled in the tax register (CNPJ/MF) under number 01.838.723/0001-27 with its head office at Rua Jorge Tzachel, 475, Bairro Fazenda, in the city of Itajaí, state of Santa Catarina, Zip Code 88301-600 (“Company”), in view of the convening of an Ordinary and Extraordinary General Shareholders Meeting of the Company to be held at 11:00 a.m. on April 26, 2018, (“General Meeting”), hereby appoints and constitutes as its proxies (“Grantees”):

a) Mrs. Ana Luísa Fagundes Rovai Hieaux, Brazilian, married, lawyer, enrolled in the Brazilian Bar OAB/SP under nº 172.659 and enrolled in the individual tax payer CPF/MF nº 292.717.718-00, with office at Rua Hungria, n° 1.400, 5° floor, Jardim Europa, São Paulo (SP), ZIP Code 01455-000 or Mr. Marcus de Freitas Henriques, Brazilian, married, lawyer, enrolled in the Brazilian Bar OAB/RJ under nº  95.317, enrolled in the individual tax payer CPF/MF nº 873.453.826-72, with office at Rua Santa Luzia, nº 651, 34º floor, Centro, Rio de Janeiro (RJ), ZIP Code 20021-903, to vote IN FAVOR of the matters on the agenda of the General Meeting, in accordance with the guidance indicated below by the Grantor;

b) Mr. Cassio Colli Badino de Souza Leite, Brazilian, single, lawyer, enrolled in the Brazilian Bar OAB/SP under nº 318.543 and enrolled in the individual tax payer CPF/MF nº 322.907.898-52, with office at Rua Hungria, n° 1.400, 5° floor, Jardim Europa, São Paulo (SP), ZIP Code 01455-000, to vote AGAINST the matters on the agenda of the General Meeting, in accordance with the guidance indicated below by the Grantor; and

c) Mrs. Debora Benassi, Brazilian, married, lawyer, enrolled in the Brazilian Bar OAB/SP under nº 280.706 and enrolled in the individual tax payer CPF/MF nº 290.214.068-10, with office at Rua Hungria, n° 1.400, 5° floor, Jardim Europa, São Paulo (SP), ZIP Code 01455-000, to ABSTAIN in the matters on the agenda of the General Meeting, in accordance with the guidance indicated below by the Grantor;

granting the above-mentioned proxies powers to represent the Grantor at the General Meeting, acting solely and regardless of the order of nomination, signing the Shareholders Attendance Register and the minutes of the Ordinary and Extraordinary General Shareholders Meeting for the specific ends of voting strictly in conformity with the following guidance on each of the subjects on the agenda:

I - At the Ordinary General Shareholders’ Meeting:

1. To approve the management accounts and financial statements of the Company for the financial year ended on December 31, 2017, (“2017 Financial Year”) accompanied by the management report, explanatory notes, report of the independent auditors, opinion of the Fiscal Council, summarized annual report of the Statutory Audit Committee and the comments of the Management on the Company´s financial situation, within the terms of Item 10 of the Company´s Reference Form, according to Appendix I to the Proposal of the Board of Directors to the Ordinary and Extraordinary General Shareholders Meeting (“Proposal”):

In Favor	Against	Abstain
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

2. Set the annual global remuneration for the 2018 financial year for the Company members of the Board of Directors and Executive Management of the Company in the amount of up to R$ 86.8 million, which refers to the limit proposed for fixed remuneration (salary or pro-labore, direct and indirect benefits and social contributions), benefits due to termination of position, the variable remuneration (profit sharing) and amounts related to the Stock Option Plan and Restricted Shares Plan.

In Favor	Against	Abstain
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

3. To elect the members of the Fiscal Council of the Company:

Effective Member: Attilio Guaspari

[   ] In Favor         [   ] Against        [   ] Abstain

Effective Member: Marcus Vinicius Dias Severini

[   ] In Favor         [   ] Against        [   ] Abstain

Effective Member: André Vicentini

[   ] In Favor         [   ] Against        [   ] Abstain

Alternate Member: Susana Hanna Stiphan Jabra

[   ] In Favor         [   ] Against        [   ] Abstain

Alternate Member: Marcos Tadeu de Siqueira

[   ] In Favor         [   ] Against        [   ] Abstain

Alternate Member: Valdecyr Maciel Gomes

[   ] In Favor         [   ] Against        [   ] Abstain

Place an X in the above space for the chosen option, each shareholder being able to appoint up to three effective members and three alternate members.

4. To set the global remuneration related to the 2018 financial year for the members of the Fiscal Council of the Company in the amount of up to R$745 thousand. This amount refers to the limit proposed as fixed remuneration (salary or pro-labore, direct and indirect benefits and social contributions):

In Favor	Against	Abstain
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

II – At the Extraordinary General Shareholders’ Meeting:

1.         As requested by the shareholders Caixa de Previdência dos Funcionários do Banco do Brasil – Previ e Fundação Petrobras de Seguridade Social – Petros: (a) removal of all members of the Board of Directors; (b) approval of the number of 10 members to compose the Board of Directors; (c) Election of new members to fill the positions on the Board of Directors; and (d) election of the Chairman and Vice-Chairman of the Board of Directors;

1.(a) removal of all members of the Board of Directors:

In Favor	Against	Abstain
[ ]	[ ]	[ ]

1.(b) approval of the number of 10 members to compose the Board of Directors:

In Favor	Against	Abstain
[ ]	[ ]	[ ]

1.(c) Election of new members appointed by Petros and Previ ((i) Augusto Marques da Cruz Filho (Presidente do Conselho de Administração); (ii) Francisco Petros Oliveira Lima Papathanasiadis (Vice-Presidente do Conselho de Administração); (iii) Walter Malieni Jr.; (iv) Guilherme Afonso Ferreira; (v) José Luiz Osório; (vi) Roberto Antônio Mendes; (vii) Dan Ioschpe; (viii) Roberto Funari; (ix) Vasco Augusto Pinto da Fonseca Dias Júnior; e (x) Luiz Fernando Furlan):

In Favor	Against	Abstain
[ ]	[ ]	[ ]

1.(d) election of the Chairman and Vice-Chairman of the Board of Directors appointed by Petros and Previ (Augusto Marques da Cruz Filho e Francisco Petros Oliveira Lima Papathanasiadis):

In Favor	Against	Abstain
[ ]	[ ]	[ ]

2.    Amend Article 30, § 3, of the Company´s Bylaws, as to provide that the meetings of the Fiscal Council are held periodically, in terms of the Internal Rules of the body;

In Favor	Against	Abstain
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

3.    Consolidate the Company´s Bylaws.

In Favor	Against	Abstain
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

For the purposes of this mandate, the Grantees shall have the power limited to attending the General Meeting and voting in accordance with the guidance above, and the Proxies can also sign on behalf of the Grantor, any document whenever necessary in relation to this General Meeting, including, for example, the book of attendance of shareholders and the respective minutes in the book itself, without the right or obligation to take any other measures that are not required to fulfill this power of attorney.

Grantees are authorized to abstain from voting on any resolution or matter for which they have not received, at their discretion, sufficiently specific voting instructions.

This power of attorney deed is valid until the end and the conclusion of the administrative procedures of the General Meeting for which it was granted, in the first or second summons, regardless of when the second summons might occur. This power of attorney may be replaced in whole or in part.

Shareholder Qualification:

Full name or corporate name of the Grantor Shareholders
CPF or CNPJ number
Address
Number of shares held
Name of Legal Representative (if applicable)
Address of Legal Representative (if applicable)
Position of Legal Representative (if applicable)
Date of proxy

Signature: ________________________________________

Name/Corporate Name of Shareholder: _______________________

Name of Shareholder´s Legal Representative(s) (if applicable): _________________